EXHIBIT 99.1

Hooker Furnishings Reports First Quarter Sales and Earnings; Additional Share Repurchase Authorization

MARTINSVILLE, Va., June 08, 2023 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT), a global leader in the design, production, and marketing of home furnishings for nearly a century, today reported operating results for its fiscal 2024 first quarter ended April 30, 2023.

Fiscal 2024 First Quarter overview:

  Consolidated net sales for the quarter were $121.8 million, a $25.5 million, or 17.3%, decrease compared to a year ago. An expected revenue reduction was driven by a 32.5% sales decrease in the Home Meridian (HMI) segment and, to a lesser extent, a 14.8% decrease in first quarter year-over-year Domestic Upholstery sales. Net sales in the Hooker Branded segment remained relatively unchanged.
  Consolidated net income was $1.5 million, or $0.13 per diluted share for the quarter, compared to $3.2 million, or $0.26 per diluted share, in the prior year period. Consolidated operating income for the quarter was $2 million compared to $3.9 million in the same quarter a year ago.
  The Company strengthened its financial position during the quarter by generating $22.4 million in cash from operating activities and funded $4.5 million in capital expenditures and the continued development of our ERP system, $4.3 million in share repurchases, and $2.4 million in cash dividends.
  Inventory levels decreased by $23 million during the quarter, well on the way toward a goal of reducing inventories by $30 million before fiscal year-end.
  The Hooker Branded and Domestic Upholstery segments and All Other were profitable for the quarter. Home Meridian’s operating loss of $2.1 million, resulting from lower sales volume, improved by $1 million compared to the same period a year ago.
  The grand opening of a nearly 120,000-square-foot new Hooker Legacy Showroom in the Showplace Building at the Spring High Point Market generated a 93% increase in year-over-year retailer traffic, with successful product launches across all brands.

Management Commentary

“Considering the softer retail environment, economic uncertainties and our recent exit from the Accentrics Home (ACH) line, we’re pleased to have exceeded internal and external expectations for sales and earnings this quarter,” said Jeremy Hoff, chief executive officer and director of Hooker Furnishings. “Our liquidation of ACH inventories and other obsolete inventories at HMI is about 80% complete as of May end, which is helping us reduce our domestic warehousing footprint and make progress towards getting profitability back on track at HMI. We generated $22.4 million in cash during the quarter, and we are continuing to build cash currently as we further reduce inventories. Recent cash levels have increased by about $15 million since the end of our first quarter.”

“Our new Hooker Legacy Showroom Grand Opening at the April High Point Market achieved what we intended, as we nearly doubled our attendance from a year ago and attracted new customers,” Hoff said. “Many of our strategic organic growth initiatives that will enable us to broaden our total addressable market and visibility are tied to the new showroom and the Hooker Legacy Brands,” he added. One of those strategic growth initiatives, the High Point Market launch of the ‘M’ domestically produced upholstery and imported occasional furniture brand, “surpassed our expectations,” Hoff said. “This new brand, combining the unique capabilities of HF Custom, Shenandoah, Bradington-Young and Hooker Casegoods, will enable us to compete in a modern lifestyle aesthetic without disrupting any of those core businesses. Retailers affirmed to us that the new M brand is very much on-point with the up-and-coming casual modern lifestyle that today’s younger consumer is gravitating towards.”

Segment Reporting: Hooker Branded

  The Hooker Branded segment’s net sales remained relatively unchanged, decreasing slightly by 0.8% or $339,000, compared to the prior year’s first quarter. Gross profit and margin also remained flat.
  Net sales were negatively impacted by higher discounting compared to abnormally lower levels of discounting in the prior year period. While we benefitted from the price increases implemented in the prior year to mitigate product cost inflation, discounting increased by 230 bps from the prior year due to softer demand in the current quarter.
  Higher demurrage and drayage expenses, which heavily impacted the gross margin in previous quarters, were still higher than the prior-year first quarter but are trending down.
  At the end of the first quarter, Hooker Branded inventory levels decreased by $14 million compared to the fiscal 2023 year-end. Inventories were still elevated at quarter-end and higher than pre-pandemic levels in calendar year 2019. “We are actively working to reduce inventory levels to align with current demand, however our inventory management process is working well, so we’re in stock on most best-selling items and inventory obsolescence is not an issue.” said Paul Huckfeldt, senior vice president and chief financial officer.
  Quarter-end backlog for Hooker Branded was lower than the prior-year first-quarter end but remained 50% higher than pre-pandemic levels at fiscal 2020 first quarter end. Incoming orders decreased by 16.6% as compared to the prior-year quarter and approached levels similar to fiscal 2020 first quarter, reflecting normalized demand after the pandemic.

Segment Reporting: Home Meridian (HMI)

“The sales decrease at HMI was better than our expectations,” said Hoff. “While disappointing, the operating loss of $2.1 million was a $1 million improvement compared to the prior-year first quarter, and also was better than we expected,” he said.

“Our transition to a new business model at HMI will continue into this year as we move away from higher-risk businesses to focus on our core strengths and core businesses – Pulaski, Samuel Lawrence Furniture (SLF), Samuel Lawrence Hospitality (SLH) and Prime Resources International (PRI, which is transitioning to a container-direct-only model). We believe we are on track to achieve profitability in this segment by the end of the fiscal year,” Hoff added.

  Net sales at HMI decreased by $20.2 million, or 32.5%, compared to the prior year’s first quarter, driven by sales decreases with major furniture chains and mass merchants in a slower retail environment for home furnishings. Other contributing factors to the lower sales included lower selling prices due to liquidation sales, and delayed orders from retail customers as they continue to reduce excess inventory.
  Inventories decreased $9 million from the end of fiscal 2023, due to liquidation of obsolete inventories and efforts to align inventory levels with current demand.
  On the positive side, SLH’s net sales more than doubled compared to the prior-year quarter, indicating a strong recovery in the hospitality industry after the COVID pandemic. Additionally, freight costs improved due to the stabilization of ocean freight rates.
  Also on a positive note, Hooker Furnishings and leading lifestyle and entertainment company Scott Brothers Global announced in April the renewal of their multi-year licensing agreement in which HMI’s Pulaski and SLF divisions serve as the exclusive bedroom, dining, and occasional furniture suppliers for the Drew & Jonathan Home brand. “With the major retail placements, we are expecting significant short and long-term sales growth for the Drew & Jonathan Home brand,” Hoff said.
  Incoming orders and quarter-end backlog at HMI were lower than the prior year quarter and fiscal 2020 first quarter, due to the absence of orders from the Club channel (which HMI exited during fiscal 2022) and the ACH business, as well as decreased incoming orders from the retail customers.

Segment Reporting: Domestic Upholstery

  After 10 consecutive quarters of year-over-year sales increases in Domestic Upholstery, the segment experienced its first quarterly sales decline in over two years, a decrease of $6.1 million, or 14.8% compared to last year’s first quarter. Sales reductions at HF Custom, Sunset West and Shenandoah were partially offset by increased net sales at Bradington-Young.
  Sales decreases at Sunset West are attributed to non-recurring factors including slowed shipments in February and March caused by the December conversion to a new ERP system and the expansion of the outdoor furniture brand to the East Coast, which involved transition issues and start-up delays in the Georgia distribution center. These issues were mostly resolved by the end of the first quarter.

“Much of the Domestic Upholstery sales dip was driven by the fact that we worked through our large backlogs in the divisions, and then experienced softer demand. We do not think it is a long-term situation,” Hoff said. “The temporary slowdown at Sunset West occurred due to transitioning to a new ERP system and bi-coastal distribution. Now that this transition is largely complete, Sunset West is expanding to a nationally distributed brand, which we believe offers a double-digit organic growth opportunity over multiple years,” Hoff added.

  Despite the sales decline and disruptions, the Domestic Upholstery segment reported operating income of $1.3 million and operating margin of 3.8%.
  Quarter-end backlog for Bradington-Young remained over three times higher than pre-pandemic levels at fiscal 2020 first- quarter end, while the backlogs for HF Custom and Shenandoah decreased to levels similar to fiscal 2020. Incoming orders at Bradington-Young and Shenandoah were at similar levels in fiscal 2020, while HF Custom experienced lower orders compared to this period.

Cash, Debt, and Inventory

Cash and cash equivalents stood at $31 million at fiscal 2024 first quarter-end, an increase of $12 million from the prior year-end. During the first quarter, the Company used a portion of the $22.4 million cash generated from operating activities to fund $4.3 million of share repurchases, $3.2 million in capital expenditures including investments in its new showroom, $2.4 million in cash dividends to shareholders, and $1.3 million for development of its cloud-based ERP system. “In addition to our cash balance, we have an aggregate of $27.2 million available under our existing revolver at quarter-end to fund working capital needs. We believe that our liquidity and capital requirements will be further improved through the liquidation sales of remaining excess inventories at HMI,” said Huckfeldt.

Capital Allocation

“We’re pleased with the progress we’ve made reducing inventories, which was a large part of the cash we generated during the quarter. Since the repurchase program’s announcement around this time last year, we have returned approximately $20 million to our shareholders and retired 1.2 million shares. Our board recently approved an additional $5 million authorization as part of our capital allocation plan for this year. In addition to continuing to execute the share repurchase plan, our capital allocation priorities include building cash reserves, funding the organic growth initiatives noted earlier, continuing our dividend, and funding typical capital expenditures,” Huckfeldt concluded.

Outlook

“While retail conditions remain mixed along with some economic uncertainties, we saw increases in consolidated incoming orders in May ,” said Hoff, adding that “We believe the industry is getting through some of the elevated inventory challenges and we may be seeing some breakthrough in that area.”

Following its successful new showroom grand opening at the Spring High Point Market, Hooker Furnishings will continue initiatives to enhance visibility and addressable market reach this summer, debuting a new showroom at the Atlanta Market for Hooker Legacy brands. “In addition to opening the new showroom for Legacy brands, Sunset West will also debut a new showroom at the Atlanta Market, which is the new sponsor of the Casual Market for outdoor furniture, relocating from Chicago,” Hoff said. “Hooker Legacy brands will show at its fourth Las Vegas Market this summer as well. At HMI, we expect the previously announced inventory liquidations to be substantially completed by the end of the fiscal 2024 second quarter. While we expect some short-term volatility in sales and earnings at HMI, we continue to expect the segment to achieve profitability by the end of the 2024 fiscal year. The HMI team has rallied around the new level of focus on our core competencies, as we direct our support and resources behind our key businesses while reducing costs.”

“The Hooker Furnishings team continues to focus on organic growth opportunities through expanded visibility, strategic product development, operational improvements and cost reductions,” Hoff said. “By focusing on these controllables, we will be in the strongest possible position when the demand environment improves,” he concluded.

Conference Call Details

Hooker Furnishings will present its fiscal 2024 first quarter financial results via teleconference and live internet webcast on Thursday morning, June 8th, 2023 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 99th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore Furniture), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Pulaski Upholstery, stationary and motion upholstery collections available in fabric and leather covering the complete design spectrum at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., Atlanta, G.A. and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to rising interest rates, including their potential impact on (i) our sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (3) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, ocean and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (4) risks associated with HMI segment restructuring and cost-savings efforts, including our ability to timely dispose of excess inventories, reduce expenses and return the segment to profitability; (5) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (6) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government and possible future U.S. conflict with China; (7) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (8) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cyber-security threats or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (9) risks associated with our Georgia warehouse including the inability to realize anticipated cost savings and subleasing excess space on favorable terms; (10) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (11) the risks related to the Sunset Acquisition including integration costs, maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the Sunset Acquisition; (12) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (13) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs (such as the costs associated with the US Consumer Product Safety Commission’s new mandatory furniture tip-over standard, STURDY) related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (14) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia, North Carolina or California administrative facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (15) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (16) our inability to collect amounts owed to us or significant delays in collecting such amounts; (17) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (18) capital requirements and costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (23) price competition in the furniture industry; (24) competition from non-traditional outlets, such as internet and catalog retailers; (25) changes in consumer preferences, including increased demand for lower-priced furniture; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2023. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	Thirteen Weeks Ended
	April 30,	May 1,
	2023	2022

Net sales	$121,815	$147,314

Cost of sales	93,909	117,855

Gross profit	27,906	29,459

Selling and administrative expenses	25,048	24,658
Intangible asset amortization	883	878

Operating income	1,975	3,923

Other income, net	56	278
Interest expense, net	179	28

Income before income taxes	1,852	4,173

Income tax expense	402	991

Net income	$1,450	$3,182

Earnings per share
Basic	$0.13	$0.27
Diluted	$0.13	$0.26

Weighted average shares outstanding:
Basic	10,976	11,866
Diluted	11,077	11,949

Cash dividends declared per share	$0.22	$0.20

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended
	April 30,	May 1,
	2023	2022

Net income	$1,450	$3,182
Other comprehensive income:
Amortization of actuarial gain/(loss)	(70)	(18)
Income tax effect on amortization	17	4
Adjustments to net periodic benefit cost	(53)	(14)

Total comprehensive income	$1,397	$3,168

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	April 30,	January 29,
	2023	2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$30,976	$19,002
Trade accounts receivable, net	54,528	62,129
Inventories	73,188	96,675
Income tax recoverable	2,985	3,079
Prepaid expenses and other current assets	7,551	6,418
Total current assets	169,228	187,303
Property, plant and equipment, net	29,070	27,010
Cash surrender value of life insurance policies	27,899	27,576
Deferred taxes	14,208	14,484
Operating leases right-of-use assets	66,806	68,949
Intangible assets, net	30,895	31,779
Goodwill	14,952	14,952
Other assets	11,010	9,663
Total non-current assets	194,840	194,413
Total assets	$364,068	$381,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,393	$1,393
Trade accounts payable	15,991	16,090
Accrued salaries, wages and benefits	5,743	9,290
Customer deposits	6,582	8,511
Current portion of lease liabilities	7,363	7,316
Other accrued expenses	2,685	7,438
Total current liabilities	39,757	50,038
Long term debt	22,526	22,874
Deferred compensation	8,022	8,178
Operating lease liabilities	61,877	63,762
Other long-term liabilities	855	843
Total long-term liabilities	93,280	95,657
Total liabilities	133,037	145,695

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,029 and 11,197 shares issued and outstanding on each date	50,067	50,770
Retained earnings	180,152	184,386
Accumulated other comprehensive income	812	865
Total shareholders’ equity	231,031	236,021
Total liabilities and shareholders’ equity	$364,068	$381,716

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended
	April 30,	May 1,
	2023	2022
Operating Activities:
Net income	$1,450	$3,182
Adjustments to reconcile net income to net cash
provided by/(used in) operating activities:
Depreciation and amortization	2,147	2,287
Deferred income tax expense	293	1,838
Noncash restricted stock and performance awards	371	354
Provision for doubtful accounts and sales allowances	37	(349)
Gain on life insurance policies	(634)	(568)
Changes in assets and liabilities:
Trade accounts receivable	7,564	(7,386)
Inventories	23,487	(30,082)
Income tax recoverable	93	(762)
Prepaid expenses and other assets	(2,080)	(4,145)
Trade accounts payable	(240)	10,493
Accrued salaries, wages, and benefits	(3,547)	(1,827)
Customer deposits	(1,928)	(906)
Operating lease assets and liabilities	305	(168)
Other accrued expenses	(4,743)	(1,830)
Deferred compensation	(225)	(149)
Net cash provided by/(used in) operating activities	$22,350	$(30,018)

Investing Activities:
Acquisitions	-	(25,912)
Purchases of property and equipment	(3,158)	(830)
Premiums paid on life insurance policies	(107)	(118)
Net cash used in investing activities	(3,265)	(26,860)

Financing Activities:
Purchase and retirement of common stock	(4,317)	-
Payments for long-term loans	(350)	-
Cash dividends paid	(2,444)	(2,388)
Cash used in financing activities	(7,111)	(2,388)

Net increase/(decrease) in cash and cash equivalents	11,974	(59,266)
Cash and cash equivalents – beginning of year	19,002	69,366
Cash and cash equivalents – end of quarter	$30,976	$10,100

Supplemental disclosure of cash flow information:
Cash paid/(refund) for income taxes	$16	$(85)
Cash paid for interest, net	202	-

Non-cash transactions:
Increase in lease liabilities arising from changes in right-of-use assets	$-	$3,689
Increase in property and equipment through accrued purchases	145	47

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2023		May 1, 2022
		% Net		% Net
Net sales		Sales		Sales
Hooker Branded	$41,891	34.4%	$42,230	28.7%
Home Meridian	41,921	34.4%	62,085	42.1%
Domestic Upholstery	35,104	28.8%	41,220	28.0%
All Other	2,899	2.4%	1,779	1.2%
Consolidated	$121,815	100%	$147,314	100%

Operating income/(loss)
Hooker Branded	$2,300	5.5%	$4,142	9.8%
Home Meridian	(2,119)	-5.1%	(3,095)	-5.0%
Domestic Upholstery	1,328	3.8%	2,752	6.7%
All Other	466	16.1%	124	7.0%
Consolidated	$1,975	1.6%	$3,923	2.7%

For more information, contact:
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3949